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                                                                   EXHIBIT 23(a)










                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
LaBarge, Inc.:

We consent to incorporation by reference in the Registration Statements No. 33-53583 and No. 33-31330 on Form S-8 of LaBarge, Inc. of our report dated August 14, 2001, relating to the consolidated balance sheets of LaBarge, Inc. and subsidiaries as of July 1, 2001 and July 2, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows, and related schedule for each of the years in the three-year period ended July 1, 2001, which report appears in the July 1, 2001 Annual Report on Form 10-K of LaBarge, Inc.







/S/KPMG LLP
-------------------
St. Louis, Missouri
August 31, 2001


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